Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
May 14, 2004	AMEX-TPY

TIPPERARY CORPORATION ANNOUNCES FIRST QUARTER RESULTS

DENVER, Colorado — Tipperary Corporation (AMEX-TPY), an independent energy company, today announced results for its first quarter ended March 31, 2004.

Tipperary reported first quarter revenue of $1,168,000 versus revenue of $1,341,000 in the first quarter last year.   The Company’s net loss was $4,426,000, or 11 cents per share, compared with a net loss of $2,715,000, or 7 cents per share, in last year’s comparable quarter.

First quarter gas sales were 651,000 Mcf compared with 1,012,000 Mcf in the same quarter last year.  Gas sales volumes were 36% lower in the first quarter of 2004 than in the comparable period last year, primarily due to decreased gas sales at the Company’s Comet Ridge project in Queensland, Australia.  Revenues in Australia decreased by 13% versus the prior year’s quarter, while Australian operating expense increased by 44% during the comparable periods.

Management attributed the increased net loss and lower revenues for the quarter to several factors, including the aggressive development of the Comet Ridge project in anticipation of long-term gas sales opportunities that management believes will emerge in the coming years.  This strategy has led to additional operating, interest, and general and administrative expenditures, all of which have been focused on enhancing the long-term value of Comet Ridge.  The decline in first quarter revenues was due primarily to the recent expiration of a Comet Ridge gas sales contract.  While Tipperary is focused on obtaining long-term sales agreements for its Comet Ridge gas, the Company also is pursuing shorter-term contracts that it hopes will improve revenue in the near future.

David Bradshaw, president and CEO, said, “As we have previously reported, our corporate focus has been to establish and increase gas reserves in Australia and the United States.  We believe gas demand will grow substantially in both countries over the longer term.  We are pleased with reserve growth and infrastructure improvements in the Comet Ridge project and are also encouraged by early exploration activities in Colorado.  Due to the start-up nature of our projects, we are still reporting losses and negative cash flow.  We have thus far been able to sustain operations through financing from our major shareholder, Slough Estates USA, and its affiliates.  Currently, we are pursuing lower cost Australian bank financing to retire a majority of the Slough debt and we anticipate the project facility will close during the second quarter of 2004.   This financing will fund further development of the Comet Ridge Project and reduce interest expense substantially.  Our operational and general and administrative expenses at Comet Ridge have been geared to productive capacity, which far exceeds current sales.  As sales volumes increase, these costs will not increase proportionately and our unit cost of producing will decrease.  We remain optimistic about our long-term opportunities.”

Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 73% capital interest and a 69.52% pre-royalty revenue interest in southeastern Queensland’s Comet Ridge coalseam gas project and holds other exploration permits in Queensland totaling approximately 77,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 623,000 acres.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue,” or comparable words.  In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-K for the year ended December 31, 2003, for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.

FINANCIAL RECAP

(Thousands, except per share amounts)

	Three Months Ended
	March 31, 2004	March 31, 2003

Revenue	$1,168	$1,341
Net loss	$(4,426)	$(2,715)
Net loss per common share	$(.11)	$(.07)
Weighted average shares outstanding - Basic and Diluted	39,321	39,221

OPERATING DATA

	Three Months Ended
	March 31, 2004	March 31, 2003

Net gas production (Mmcf)	651	1,012
Avg. gas price per Mcf	$1.79	$1.33

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CONTACTS:

Tipperary Corporation	Pfeiffer High Public Relations, Inc.
Joseph B. Feiten, CFO	Geoff High
303/293-9379	303/393-7044
www.tipperarycorp.com	geoff@pfeifferhigh.com